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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of USA Waste Services, Inc. on Form S-4 of our report, which makes reference to the reliance on the report of other auditors, dated March 1, 1996, on our audits of the consolidated financial statements of USA Waste Services, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in USA Waste Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the heading "Experts."


                                                        COOPERS & LYBRAND L.L.P.

Dallas, Texas
April 2, 1996